Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

DECEMBER 31, 2012

NAME OF SUBSIDIARY	STATE/JURISDICTION OF INCORPORATION/ ORGANIZATION
Cowtown Gas Processing Partners L.P.	Texas
Cowtown Pipeline Partners L.P.	Texas
Crestwood Appalachia Pipeline LLC	Texas
Crestwood Arkansas Pipeline LLC	Texas
Crestwood Gas Services Operating LLC	Delaware
Crestwood Gas Services Operating GP LLC	Delaware
Crestwood Marcellus Pipeline LLC	Delaware
Crestwood Marcellus Midstream LLC	Delaware
Crestwood Midstream Finance Corporation	Delaware
Crestwood New Mexico Pipeline LLC	Texas
Crestwood Panhandle Pipeline LLC	Texas
Crestwood Pipeline LLC	Texas
Crestwood Sabine Pipeline LLC	Texas
Sabine Treating, LLC	Texas
E. Marcellus Asset Company, LLC	Delaware